Exhibit 2.2
AMENDMENT AND WAIVER AGREEMENT
     THIS AMENDMENT AND WAIVER AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2005, by and among Spectrum Sciences & Software Holdings Corp., a Delaware corporation (“Buyer”), Horne Acquisition LLC, a Virginia limited liability company and wholly owned subsidiary of Buyer (“Acquisition LLC”), Horne Engineering Services, Inc., a Virginia corporation (the “Company”), and Darryl K. Horne (“Horne”), Charlene M. Horne and Michael Megless (“Megless”), the shareholders of the Company (collectively, the “Shareholders”).
R E C I T A L S
     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 14, 2005 (the “Merger Agreement”), by and among Buyer, Acquisition LLC, the Company and the Shareholders, Buyer will acquire the Company by means of a merger transaction whereby the Company will merge with and into Acquisition LLC, with Acquisition LLC continuing as the surviving corporation and as a wholly owned subsidiary of Buyer (the “Merger”);
     WHEREAS, the Merger Agreement currently contemplates that Horne and Megless will serve as Chief Executive Officer and Chief Financial Officer, respectively, of Buyer commencing as of the Closing pursuant to employment agreements, the forms of which are attached to the Merger Agreement as Exhibits A and B, respectively (the “Employment Agreements”);
     WHEREAS, the Merger Agreement currently contemplates that the employment agreements of William H. Ham, Jr. (“Ham”), as Chief Executive Officer of Buyer, and Nancy C. Gontarek (“Gontarek”), as Chief Financial Officer of Buyer, are to be assigned by Buyer to its wholly-owned subsidiary, Spectrum Sciences & Software, Inc. (“SPSC”) as of the Closing (such assignments being referred to herein as the “Assignments”);
     WHEREAS, the Merger Agreement contemplates the satisfaction of certain conditions and performance of certain covenants by the parties before or at the Closing of the Merger; and
     WHEREAS, the parties desire to amend the Merger Agreement as set forth below, waive performance of certain covenants and certain conditions to the Closing of the Merger and make additional covenants related to the Merger.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

     2. Waiver of Covenants and Conditions by Buyer. Buyer hereby agrees that the condition to Closing set forth in Section 6.2(h) of the Merger Agreement is hereby waived, subject to the terms and conditions set forth in Section 3 of this Agreement.
     3. Hold-Back Shares. In consideration for Buyer’s waiver set forth in Section 2 above, the Shareholders agree that Buyer shall reserve and hold-back Four Million (4,000,000) shares of Buyer Common Stock that are payable to the Shareholders pursuant to Section 1.8(b) of the Merger Agreement (the “Hold-Back Shares”), to be disposed of in accordance with the following provisions:
          (a) Upon receipt by Buyer of all, but not less than all, of the consents and novations set forth on Schedule A attached hereto, Buyer shall promptly release to the Shareholders an aggregate of Three Million (3,000,000) Hold-Back Shares. The Hold-Back Shares released hereunder shall be distributed to the Shareholders on a pro rata basis as determined in accordance with Section 1.8(b) of the Merger Agreement.
          (b) To the extent the 2005 EBITDA (as defined below), is less than $3.25 million (such shortfall being referred to herein as the “EBITDA Shortfall”), Buyer shall be entitled to recover a number of Hold-Back Shares that is equal to the lesser of (i) three (3) times the EBITDA Shortfall divided by the Closing Date Price (as defined below) and (ii) the number of Hold-Back Shares that have not then been released (or which Buyer is not then obligated to release) pursuant to Section 3(a) above. Any Hold-Back Shares not recoverable by Buyer pursuant to this Section 3(b) shall be promptly distributed to the Shareholders following the determination of 2005 EBITDA on a pro rata basis as determined in accordance with Section 1.8(b) of the Merger Agreement.
          (c) For the purposes of this Agreement, “2005 EBITDA” shall mean the EBITDA of the Surviving Entity for the fiscal year ending December 31, 2005, together with the EBITDA of the Company for the fiscal year ending December 31, 2005 prior to the Merger, based on Buyer’s audited financial statements for such fiscal year as filed in Buyer’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). For the purposes of this Agreement, “Closing Date Price” shall mean the closing price of the Buyer Common Stock on the NASD OTC Bulletin Board, or other public securities market, on the Closing Date.
     4. Waiver of Conditions by the Company and the Shareholders. The Company and the Shareholders hereby agree as follows with respect to the specified conditions to the Closing:
          (a) The conditions set forth in Section 6.1(e) and 6.1(f) shall be waived.
          (b) The condition set forth in Section 6.1(k) shall be waived as to the receipt by the Shareholders (or their designees) of the Merger Consideration from Buyer to the extent of (i) non-delivery of the Hold-Back Shares and (ii) subject to Section 6(b) below, non-delivery of stock certificates representing shares of Buyer’s common stock, other than the Hold-Back Shares, to be issued by Buyer as part of the Merger Consideration pursuant to Section 1.8(b) of the Merger Agreement.

     5. Covenants of the Shareholders. The Shareholders hereby covenant to Buyer that the Shareholders will use their best efforts to obtain and deliver to Buyer each of the consents and novations contemplated by Section 6.2(h) (the “Designated Consents”) as soon as practicable after the Closing Date.
     6. Covenants of Buyer and Acquisition LLC.
          (a) Buyer and Acquisition LLC hereby covenant to the Shareholders that Buyer and Acquisition LLC will cooperate with the Shareholders and use their best efforts to obtain the Designated Consents as soon as practicable after the Closing Date.
          (b) Buyer hereby covenants to the Shareholders that Buyer will deliver stock certificates representing shares of Buyer’s common stock (other than the Hold-Back Shares) to be issued by Buyer as part of the Merger Consideration pursuant to Section 1.8(b) of the Merger Agreement not later than three(3) business days after the Closing Date, and that notwithstanding delayed delivery of the certificates, the certificates shall be dated and shall be deemed for all purposes to have been issued as of the Closing Date.
     7. Amendments to Merger Agreement. Buyer, the Company and the Shareholders hereby agree that the Merger Agreement shall be amended as follows:
          (a) Horne and Megless shall serve as Chief Executive Officer and Chief Financial Officer, respectively, of Buyer commencing immediately upon the filing with the SEC of Buyer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, and the Employment Agreements shall be amended to the extent necessary to give effect to the foregoing.
          (b) The employment agreements of Ham and Gontarek shall be assigned by Buyer to SPSC immediately upon the filing with the SEC of Buyer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 with the SEC, and the Assignments shall be amended to the extent necessary to give effect to the foregoing.
          Any other provisions in the Merger Agreement that are inconsistent with the provisions of this Section 7 shall be deemed amended to the extent necessary to give effect to the foregoing. The amendments to the Merger Agreement pursuant to this Section 7 shall not relieve the applicable parties of their obligations to deliver executed Employment Agreements and Assignments, as amended, pursuant to the provisions of Article VI of the Merger Agreement.
     8. Effect of Agreement. This Agreement, together with each schedule referred and attached hereto, constitutes the entire and only understanding and agreement among the parties, and supersedes all proposals, oral or written, all negotiations, conversations or discussions among the parties, with respect to the subject matter hereof. This Agreement shall not be deemed to provide any third parties with any claim, right of action, remedy or right. Except to the extent specifically provided herein, the Merger Agreement shall remain in full force and effect in accordance with its terms.

       9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws rules and principles of such state.
     10. Assignment and Successors. This Agreement may not be assigned except with the prior written consent of each of the parties hereto. This Agreement shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto.
     11. Captions. The marginal headings or titles to the sections and paragraphs of this Agreement and the title of this instrument are not part of this Agreement but are inserted for convenience only and shall have no effect upon the construction or interpretation of any part of this Agreement.
     12. Amendments. No provision of this Agreement may be amended, changed or waived except by a written instrument signed by all of the parties (or, in the case of a waiver, by the party against whom enforcement of the waiver is sought).
     13. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment and Waiver Agreement effective as of the date first written above.

HORNE ENGINEERING SERVICES, INC.		SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.

By:	/s/ Darryl K. Horne	By:	/s/ William H. Ham, Jr.

Name: Darryl K. Horne		Name: William H. Ham, Jr.
Title: President and CEO		Title: President and CEO

DARRYL K. HORNE
HORNE ACQUISITION LLC
/s/ Darryl K. Horne
By: Spectrum Sciences & Software Holdings Corp., its sole member
MICHAEL MEGLESS

/s/ Michael Megless	By:	/s/ William H. Ham, Jr.

Name: William H. Ham, Jr.
Title: President and CEO
CHARLENE M. HORNE

/s/ Charlene M. Horne

[SIGNATURE PAGE TO WAIVER AGREEMENT]